EXHIBIT 11
                     CHANCELLOR CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

The following table reflects the calculation of the earnings per share:

                                                                        Weighted Average
                                                     Income              Common Shares
                                                                          Outstanding
                                                  (numerator)            (denominator)
                                                              In thousands, except per share data

Year ended December 31, 1999
      Earnings from Operations                      $      1,074        50,804,176
Basic earnings per common share                                                             $  0.02

Effective of dilutive securities
      Convertible preferred shares                            -          3,083,333
      Warrant-VCC                                             -          1,622,807
      Stock option plans                                      -          1,680,144
                                                    -----------        -----------
                                                    $     1,074         57,190,460
                                                    ===========        ===========
Diluted earnings per common share                                                           $  0.02

Year ended December 31, 1998
      Earnings from operations                      $       524         32,195,162
Basic earnings per common share                                                             $  0.02

Effect of dilutive securities
      Convertible preferred shares                           --          5,000,000
      Warrant-VCC                                            --          2,959,184
      Stock option plans                                     --          1,246,417
                                                    -----------        -----------
                                                    $        524        41,400,763
                                                    ============     =============
Diluted earnings per common share                                                           $  0.01
======================================================================================================

                                      End

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders and Board of Directors of Chancellor Corporation



     We have audited the accompanying consolidated balance sheet of Chancellor Corporation and subsidiaries as of December 31, 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the two-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As discussed further in note 1, the Company has restated the 1998 consolidated financial statements to reflect the results of a change in the date of acquisition of the Company's MRB, Inc. subsidiary to January 29, 1999.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Chancellor Corporation and its subsidiaries as of December 31, 1999 and the results of their operations and their cash flows for each of the years in the two year period ended December 31, 1999 (as restated for 1998) in conformity with generally accepted accounting principles.




/s/ Metcalf Rice Fricke & Davis

Atlanta, Georgia
March 24, 2000, except for Note 1, 14 and 15 which are as of August 17, 2000.

                     CHANCELLOR CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)


                                                                      December 31,
                                                                          1999
                                                                   ----------------

ASSETS

Cash and cash equivalents                                               $ 1,104
Receivables, net                                                          4,154
Deferred taxes                                                              336
Net investment in direct finance leases                                     376
Equipment on operating lease, net                                         4,152
Inventory                                                                10,359
Residual values, net                                                        143
Furniture and equipment, net of accumulated depreciation of $1,539        1,072
Investments                                                               4,758
Intangibles, net                                                          4,010
Other assets, net                                                         1,084
                                                                        -------
Total Assets                                                            $31,548
                                                                        =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Accounts payable and accrued expenses                                   $ 5,444
Deferred revenue                                                          1,812
Indebtedness:
    Revolving credit line                                                 8,543
    Notes payable                                                           699
    Nonrecourse                                                             192
    Recourse                                                              5,320
                                                                        -------
Total liabilities                                                        22,010
                                                                        -------


Stockholders' equity
Preferred Stock, $.01 par value, 20,000,000 shares authorized:
    Convertible Series B, 2,000,000 shares authorized, 350,000 shares
    issued and outstanding                                                    4
    Common stock, $.01 par value; 75,000,000 shares authorized,
    58,795,065 shares issued and outstanding                                590
    Additional paid-in capital                                           35,837
    Accumulated deficit                                                 (26,893)
                                                                        -------
Total Stockholders' Equity                                                9,538
                                                                        -------

Total Liabilities and Stockholders' Equity                              $31,548
                                                                        =======



                   The accompanying notes are an integral part of these consolidated financial statements.

                     CHANCELLOR CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                           YEARS ENDED DECEMBER 31,
                                                        ----------------------------
                                                             1999           1998
                                                        ------------    ------------
                                                                         (restated)
Revenues
   Transportation equipment sales                       $     54,528    $      6,165
   Rental income                                               1,755             942
   Lease underwriting income                                      27              74
   Direct finance lease income                                   109             110
   Interest income                                               267             195
   Gains from portfolio remarketing                              873           1,374
   Fees from remarketing activities                            4,575           1,728
   Other income                                                  138             120
                                                        ------------    ------------
                                                              62,272          10,708
                                                        ------------    ------------

Costs and expenses:
   Cost of transportation equipment sales                     43,802           5,647
   Selling, general and administrative                        15,217           3,949
   Interest expense                                              802             111
   Depreciation and amortization                               1,621             477
                                                        ------------    ------------
                                                              61,442          10,184
                                                        ------------    ------------

Earnings before taxes                                            830             524

Provision for (benefit from) income taxes                       (244)             --
                                                        ------------    ------------

NET INCOME                                              $      1,074    $        524
                                                        ============    ============

Basic net income per share                              $        .02    $        .02
                                                        ============    ============

Diluted net income per share                            $        .02    $        .01
                                                        ------------    ------------

Shares used in computing basic net income per share       50,804,176      32,195,162

Shares used in computing diluted net income per share     57,190,460      41,400,763

Net Income                                              $      1,074    $        524

Other Comprehensive Income                                        49               0
                                                        ------------    ------------

Net Income and Comprehensive Income                     $      1,123    $        524
                                                        ============    ============


                   The accompanying notes are an integral part of these consolidated financial statements

                     CHANCELLOR CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                     YEARS ENDED DECEMBER 31, 1999 AND 1998
                                 (In Thousands)

                                                                                     ACCUM
                                                              ADD'L                  OTHER    STOCKHOLDERS
                         PREFERRED STOCK    COMMON STOCK     PAID IN      ACCUM      COMP.       EQUITY
                         ---------------    ------------     -------      -----      -----       ------
                         SHARES    AMT     SHARES    AMT     CAPITAL     DEFICIT     INCOME    (DEFICIT)
                         ------    ---               --      -------     -------     ------    ---------

Balance 12/31/97           8,711    $ 87    25,401   $ 254   $ 28,426   $ (28,540)              $      227

Preferred Stock,
Series A converted to      (711)     (7)     7,105      71       (64)
common  stock

Preferred stock,
Series AA converted to
common stock             (3,000)     (30)    3,000      30

Common Stock Issued                          2,146      21      1,296                                1,317

Exercise of Stock                              892       9        284                                  293
Options

Additional Paid in                                                  1                                    1
Capital

Net Income (restated)                                                         524                      524
                          -----    -----    ------   -----  ---------  ----------    --------   ----------

Balance 12/31/98
(restated)                 5,000    $ 50    38,544    $385    $29,943    $(28,016)     ------   $    2,362

Exercise of stock                           10,000    $100      1,900                                2,000
warrants

Preferred stock,
Series AA converted to
common stock             (5,000)     (50)    5,000      50

Preferred stock,
Series B issued               4        4                        1,815                                1,819

Common stock issued                          4,700      48      2,153                                2,201

Exercise of stock

options                                        718       8         81                                   89

Common Shares Returned

                                              (167)     (1)       (97)                                 (98)
Additional paid in

capital                                                            42                                   42

Unrealized gain on
available-for-sale

securities                                                                                 49           49

Net Income                                                                  1,074                    1,074
                          -----    -----    ------   -----  ---------  ----------    --------   ----------

Balance 12/31/99              4   $    4    58,795   $ 590  $  35,837  $  (26,942)   $     49   $    9,538
                          ======  ======   =======   =====  =========  ==========    =======    ==========

                   The accompanying notes are an integral part of these consolidated financial statements.

                     CHANCELLOR CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                              Years Ended December 31,
                                                                                  1999       1998
                                                                                          (restated)

CASH FLOWS FROM OPERATING ACTIVITIES:

      Net income                                                                $ 1,074    $   524
                                                                                -------    -------

      Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization                                             1,621        477
        Residual value estimate realizations and reductions, net of additions        76        246

      Changes in assets and liabilities:
        (Increase) in receivables                                                  (702)    (2,213)
        (Increase) in deferred taxes                                               (336)        --
        (Increase) in inventory                                                    (440)       (36)
        Increase in deferred revenue                                                744      1,053
        Increase (decrease) in accounts payable and accrued expenses                748     (2,334)
                                                                                -------    -------
                                                                                  1,711     (2,807)
                                                                                -------    -------
           Net cash provided by (used in) operating activities                    2,785     (2,283)
                                                                                -------    -------

CASH FLOWS FROM INVESTING ACTIVITIES:

      Leased equipment held for underwriting                                         --        502
      Net investments in direct finance leases                                      (17)       162
      Equipment on operating lease                                               (3,800)      (588)
      Net change in cash restricted                                                  --      2,419
      Additions to furniture and equipment, net                                    (496)      (172)
      (Increase) in intangibles, net                                             (1,866)        --
      Net change in other assets                                                 (3,262)    (1,377)
                                                                                -------    -------
                Net cash (used for) provided by investing activities             (9,441)       946
                                                                                -------    -------

CASH FLOWS FROM FINANCING ACTIVITIES

      Net borrowings under revolving line of credit                                   9         --
      Borrowings - nonrecourse debt                                                  --        688
      Borrowings - recourse debt                                                  9,542        755
      Repayments of indebtedness - nonrecourse                                     (697)      (327)
      Repayments of indebtedness - recourse                                      (4,517)      (875)
      Repayments of notes payable - net                                             (14)        --
      Issuance of stock, net                                                      2,825      1,611
                                                                                -------    -------
                Net cash provided by financing activities                         7,148      1,852
                                                                                -------    -------

      Net increase in cash and cash equivalents                                     492        515
      Cash and cash equivalents at beginning of year                                612         97
                                                                                -------    -------
      Cash and cash equivalents at end of year                                  $ 1,104    $   612
                                                                                =======    =======

      Cash paid for interest                                                    $   728    $   265
                                                                                =======    =======
      Cash paid for income taxes                                                $    57    $    13
                                                                                =======    =======

                   The accompanying notes are an integral part of these consolidated financial statements.

                     CHANCELLOR CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

1.   Business Organization and Significant Accounting Policies

     BUSINESS

     Chancellor Corporation and Subsidiaries (the "Company") are engaged in (1) buying, selling, leasing and remarketing new and used equipment, primarily transportation, material handling and construction equipment, (2) managing equipment on and off-lease, and (3) arranging equipment-related financing. The Company's primary market has historically been the United States. During 1999 and 1998, the Company expanded its market presence to include activities in international markets such as the Republic of South Africa and Russia.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts, transactions and profits and losses have been eliminated in consolidation.

     ACCOUNTING FOR ESTIMATES

     The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These assumptions could change based on future experience and, accordingly, actual results may differ from these estimates.

     REVENUE RECOGNITION

     TRANSPORTATION EQUIPMENT SALES - Revenues on transportation equipment sales is recognized in the period in which the sale is completed and title is transferred. Deposits on transportation equipment, that may be required under certain financing contracts, are shown as deposits on sales and included in accrued expenses.

     Although transportation equipment is primarily sold with recourse, the Company may undertake certain limited obligations with respect to specific customers in case of default, referred to as limited recourse. Upon transfer of the asset sold with limited or full recourse, the Company accounts for the transaction as a sale, in accordance with the provisions of FASB Statement No. 125, "Accounting for transfers and Servicing of Financial Assets and Extinguishments of Liabilities". The Company's management has considered its history of repossession losses and has determined that no liability for recourse obligations is currently necessary.

     LEASE UNDERWRITING INCOME - Lease underwriting fees arise from the sale of equipment leasing transactions and include cash underwriting margins and residual value fees. The excess of the sales price of equipment to an investor (including the assumption of any nonrecourse indebtedness) over its cost to the Company represents lease-underwriting fees. The Company typically arranges for the lease of equipment to a lessee and, in some cases for borrowings to finance the purchase of the equipment, assigning lease rentals to secure such borrowings on a nonrecourse basis. If the Company elects to sell the transaction (as opposed to retaining the transaction for its own portfolio), the equipment, subject to the lease and the borrowing (if any), is then sold to investors. Consideration for the sale of the leased equipment to investors is normally in the form of a cash investment.

     Residual value fees arise from the sale of lease transactions to investors. These fees represent the Company's present value share of the future residual value of the leased equipment that the Company expects to realize upon successful remarketing of the equipment. The Company accounts for these transactions by booking the income during the period in which it is recognized.

     DIRECT FINANCE LEASE INCOME - Lease contracts which qualify as direct finance leases are accounted for by recording on the balance sheet minimum lease payments receivable and estimated residual values on leased equipment less unearned lease income and credit allowances. Revenues from direct finance leases are recognized as income over the term of the lease, on the basis that produces a constant rate of return.

     OPERATING LEASES (RENTAL INCOME) - Lease contracts, which qualify as operating leases, are accounted for by recording the leased equipment as an asset, at cost. The equipment is then depreciated on a straight-line basis over two to fifteen years to its estimated residual value. Equipment is further depreciated below its initial residual value upon release to its estimated revised residual value at lease expiration. Any changes in depreciable lives affect the associated expense on a prospective basis. Rental income from operating leases is recognized using a straight-line method over the initial term of the lease.

     REIMBURSABLE EXPENSES

     The Company is entitled to reimbursement of expenses incurred in the remarketing of certain equipment as outlined in various remarketing agreements. Pursuant to the terms of the trust agreements, the Company is permitted to charge the trusts for costs associated with administrating the trust and to recover expenses incurred in administering the trust. The reimbursement of these costs is recorded as a reduction of general and administrative expenses.

     RESIDUAL VALUES

     The Company reviews recorded residual values on an annual basis. Write downs in estimated residual values, due to declines in equipment value or the financial creditworthiness of individual customers and major industries into which the Company leases equipment, are recorded when considered other than temporary. The residual valuation is based on independent valuation of the equipment held under trust lease and its internal valuation assessments. The Company also reviews current market analyses and trends of the industry for comparative valuations.

     CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments purchased with a remaining maturity of three months or less to be cash equivalents.

     CONCENTRATION OF CREDIT RISK

     A primary credit risk includes financing for high-credit-risk customers. The Company, as is common in this industry, obtains financing for the customers from outside financial institutions that specialize in this type of high-credit risk customers primarily with no recourse. The Company may undertake certain limited obligations with respect to specific customers with these financial institutions in case of customer default, referred to as limited recourse. However, should a sale without recourse be obtained by a credit application which contains misrepresentation to the financing company, via the Company or customer, then that sale can be reclassified as a sale with recourse and become an obligation of the Company. As discussed in the summary of accounting policies of this report, the Company records limited and full recourse sales in accordance with the provisions of FASB Statement No. 125. As of December 31, 1999, the Company's has sold approximately $1,849,000 with limited or full recourse. The Company's management has considered its history of repossession losses and has determined that no liability for recourse obligations is currently necessary. Concentrations with respect to trade receivables are limited because the Company's client base is made up of a large number of geographically diverse clients.

     The Company maintains its cash balances in several banks. The Federal Deposit Insurance Corporation insures up to $100,000 of the balances held by each bank. The Company also has arrangements whereby the funds in excess of specified cash balances are invested in overnight repurchase agreements and such overnight investments are collateralized by high-grade corporate debt securities. As of December 31, 1999, the uninsured portion of the cash balances held at banks was approximately $825,000, of which $520,000 was invested in overnight repurchase agreements.

     INVENTORY

     All inventories are valued at the lower of cost or market. The cost of transportation equipment, including reconditioning parts and other direct costs, is determined using the specific identification method.

     FURNITURE, EQUIPMENT AND LEASEHOLDS

     Furniture and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, typically 3 to 7 years. Leasehold improvements are amortized over the lease term.

     INTANGIBLES

     Intangibles consist of goodwill, distribution rights and deferred trust recovery costs, which are being amortized over estimated lives of three (3) to fifteen (15) years using the straight-line method. Amortization expense of distribution rights amounted to approximately $46,000 during 1999. Amortization expense of the deferred trust recovery costs for 1999 and 1998 was $500,000 and $47,000 respectively and accumulated amortization of these costs was $547,000.

     TOMAHAWK EXCESS PURCHASE PRICE - The acquisition of MRB, Inc. was accounted for under the purchase method of accounting. The purchase price paid by CAM consisted of 4,500,000 shares of Common Stock of Chancellor. The excess purchase price of $3,142,000 as of December, 1999 consists of said shares valued at $.65 cents per share, less net worth plus earn-out payments accrued during 1999, and has been allocated between a covenant not to compete, customer database files and goodwill in 1999 and will be amortized over periods of five to fifteen years. Amortization expense amounted to approximately $336,000 for 1999.

     INCOME TAXES

     Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," requires an asset and liability approach for financial accounting and reporting for income taxes. In addition, future tax benefits, such as net operating loss tax carry forwards, are recognized to the extent realization of such benefits is more likely than not.

     STOCK-BASED COMPENSATION

     The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation", which allows the Company to account for stock-based awards (including stock options) to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No, 25, "Accounting for Stock Issued to Employees".

     NET INCOME PER SHARE

     Basic net income per share is computed by dividing net income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted net income per share reflects the potential dilution that could occur from potential common stock such as stock issuable pursuant to the exercise of stock options outstanding and conversion of debt.

     SUPPLEMENTAL CASH FLOW INFORMATION

     During 1999, the Company exchanged stock with a value of approximately $2,925,000 in exchange for the assets and liabilities of Tomahawk consisting of inventory, property, equipment, intangibles, trade accounts payable and certain notes payable.

     During 1999, the Company exchanged preferred stock for an investment in equity securities and distribution rights totaling $1,819,000.

     During 1999, the Company exchanged a note receivable including accrued interest for equity securities in the amount of $1,594,000 and recognized a loss of $219,000 on the transaction.

     OTHER INVESTMENTS

     The Company accounts for its equity investments of less than twenty-percent ownership as an investee in a South African Company as available-for-sale securities, which are adjusted to their fair market value with unrealized gains and losses recorded as a component of accumulated other comprehensive income. Upon disposition of the investments, the specific identification method is used to determine the cost basis in computing realized gains or losses.

     The Company accounts for its investment in New Africa Opportunity Fund at cost for 1999 and 1998.

     RECENT ACCOUNTING PRONOUNCEMENTS

     COMPREHENSIVE INCOME - The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income". SFAS No. 130 prescribes standards for reporting comprehensive income and its components. Other comprehensive income refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from income as these amounts are recorded as an adjustment to stockholders equity, net of tax. The Company's other comprehensive income is composed of unrealized gains on available/for sale securities.

     SFAS No. 131, "Disclosures About Segments of An Enterprise and Related Information", requires disclosures of certain information about the Company's operating segments on a basis consistent with the way in which the Company is managed and operated. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect results of operations or the financial position of the Company but did affect the disclosure of segment information.

     START-UP COSTS - In April 1998, AcSEC issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" (SOP 98-5). SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred and is effective for fiscal years beginning after December 15, 1998. There was no cumulative adjustment required for adoption of SOP 98-5.

     REVENUE RECOGNITION - In December, 1999, the Securities and Exchange Commission issued staff accounting bulletin No. 101("SAB101"), "Revenue Recognition in Financial Statements." SAB101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. The Company will adopt SAB101 as required during the year 2000, and is evaluating the effect such adoption may have on its consolidated results of operations and financial position.

     IMPACT OF THE YEAR 2000 ISSUE

     The Company has completed efforts to assess and, where required, remediate issues associated with Year 2000 ("Y2K") issues. In 1998, the Company developed a strategic plan to identify the IT systems needed to accomplish the Company's overall growth plans. As part of this process, Y2K issues were considered and addressed by the Company's senior management and MIS personnel. Although this plan was intended to modernize the IT systems, compliance with Y2K requirements were incorporated.

     The cost of bringing the Company in full compliance should not result in a material increase in the recent levels of capital spending or any material one-time expenses. Prior to 1999, the Company has spent approximately $400,000 in modernizing its IT system, including compliance with Y2K requirements. The Company anticipates spending approximately $350,000 during fiscal 2000 to complete the modernization of its IT system.

     The failure of either the Company, its vendors or clients to correct the systems affected by Y2K issues could result in a disruption or interruption of business operations. The Company uses computer programs and systems in a vast array of its operations to collect, assimilate and analyze data. Failure of such programs and systems could affect the Company's ability to track assets under lease and properly bill. Although the Company does not believe that any of the foregoing worst-case scenarios will occur, there can be no assurance that unexpected Y2K problems of the Company's and its vendors' and customer's operations will not have a material adverse effect on the Company. However, the Company has experienced no material operational problems related to Y2K.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of the Company's assets and liabilities that constitute financial instruments as defined in SFAS No. 107, "Disclosure about Fair Value of Financial Instruments", approximate their recorded amounts.

     RISK MANAGEMENT

     The Company is exposed to risks of loss related to torts; theft of, damage to, and destruction of assets; errors and omissions; injuries to employees; material disasters; and product liability. The Company carries commercial insurance for risks of loss.

     FOREIGN CURRENCY TRANSLATION

     The Company uses the US dollar as its functional currency. Foreign currency assets are recoverable in US dollars, including equipment lease payments. However, the Company has recorded an allowance equal to the net book value for lease receivables from a party in Russia. The effect of any foreign currency fluctuations is not considered material in these financial statements.

     RECLASSIFICATION TO 1998 FINANCIAL STATEMENTS

     Certain reclassifications have been made to the 1998 financial statements to conform to the 1999 presentation.

     RESTATEMENT OF FINANCIAL STATEMENTS

In accordance with guidelines of the Securities and Exchange Commission, the Company has restated its 1998 financial statements to reflect the acquisition of MRB, Inc. and related companies "Tomahawk" on January 29, 1999 and related revisions to the purchase price and amortization periods of intangibles and to properly record expenses and accrued liabilities related to the issuance of stock purchase warrants by the Company's majority shareholder and certain other deferred costs or expenses paid by VCC or VMI on behalf of the Company during 1998. The effects of the above are as follow (in thousands):

                               1998
                                  As       Related to               Related to  Related to
                          originally         Tomahawk   Related to     VCC/VMI         VCC        1998
                            Reported  Deconsolidation     goodwill        Fees    Warrants  As Restated

Total assets               $  29,569      $ (15,760)      $   155    $  5,778  $       --     $  8,186
Total liabilities             22,562        (11,591)           --      (5,147)         --        5,824
Total shareholders'
equity                         7,007         (4,169)          155        (631)         (1)       2,362
Total revenues                29,639        (18,931)           --          --          --       10,708
Total expenses                28,789        (19,082)         (155)        631           1       10,184

2.   RECEIVABLES

Receivables consists of the following as of December 31, 1999 (in thousands):

                                             December 31,
                                                   1999

Notes receivable                             $       202
Receivables from trust, net                        1,036
Loans receivable                                      84
Trade receivable                                   1,683
Accrued rents receivable, net                         47
Interest receivable                                    4
Contracts receivable                               1,098
                                             -----------

                                             $     4,154

     Receivables from trusts include amounts due the Company for cash outlays associated with the remarketing of equipment of $103,000. These amounts will be collected upon successful remarketing of such equipment. Additionally, receivables from trusts include amounts due for costs incurred by the Company for administration of the trusts in accordance with the trust agreements of $1,729,000. Collection of costs of administration is not certain due to numerous factors and is, therefore, included net of the estimated allowance for bad debts in the amount of $509,000.

     Notes receivable consist of non-interest bearing notes related to the Tomahawk acquisition. Imputed interest on these loans amounted approximately $18,000 during 1999.

     Accrued rents represent amounts due from portfolio leases, net of an allowance of $18,000.

     Bad debt expense recognized and charged to general and administrative expense amounted to $1,381,000 and $1,113,000 in 1999 and 1998 respectively.

3.   RESIDUAL VALUES, NET

     The Company's lease underwriting income includes consideration in the residual value sharing arrangements received from originating and selling lease transactions to investors. The Company, upon remarketing of the equipment at termination or expiration of the related leases, will realize this type of consideration (residual values). The Company's share of expected future residual values is recorded as income at their discounted present value at the time the underlying leases are sold to investors. Any increases in the Company's expected residual sharing are recorded as gains upon realization. Write-down in estimated residual value due to declines in equipment value or the financial creditworthiness of individual customers and major industries into which the Company leases equipment, are recorded when considered other than temporary. The Company evaluates residual values based upon independent assessments by industry professionals, in addition to already established internal criteria.

     The activity in the residual value accounts for the years ended December 31, 1999 and 1998 is as follows (in thousands):

                                            December 31,
                                           1999     1998
                                          -----    -----
Residual values, beginning of year, net   $ 219    $ 465
Residual realization                        (76)    (204)
Residual value estimate reduction           (--)     (42)
                                          -----    -----

Residual values, end of year, net         $ 143    $ 219
                                          =====    =====

     Residual value estimate reductions represent reductions in expected future residual values on certain equipment, the residuals that were substantially all recorded prior to 1997. Such reductions resulted from an extensive review and valuation of all assets owned, leased and managed by the Company. For the years ended December 31, 1999 and 1998, the Company realized income of approximately $1,192,000 and $1,407,000, respectively, relating to the remarketing of equipment for which no residuals were recorded or realized amounts exceeded the booked residual.

     Aggregate residual value fees expected to be realized as of December 31, 1999 are as follows (in thousands):

     Years ending December 31:

                     2000             $ 116
                     2001                 5
                     2002                --
                     2003                --
                     2004                22
                                       ----
                                      $ 143

4.   NET INVESTMENT IN DIRECT FINANCE LEASES AND EQUIPMENT ON OPERATING LEASE:

     Net investment in direct finance leases consisted of the following as of December 31, 1999 (in thousands):

                                                          December 31,
                                                              1999

         Minimum lease payments receivable              $       458
         Estimated unguaranteed residual values of
            leased equipment, net                                39
         Less:  Unearned income                                (121)
                                                            -------

                                                        $       376
                                                            =======

     The cost of equipment on operating lease by category of equipment consists of the following as of December 31, 1999 (in thousands):

                                                        December 31,
                                                            1999

         Transportation equipment                       $     5,404
         Other equipment                                        635
                                                           --------
                                                              6,039

         Less - accumulated depreciation                      1,887
                                                            -------

                                                        $     4,152

         The aggregate amounts of minimum lease payments to be received from noncancelable direct finance and operating leases are as follows (in thousands):

                                                    DIRECT
            YEAR ENDING DECEMBER 31:                FINANCE        OPERATING
                                                    -------        ---------
                         2000                $        166     $       1,059
                         2001                         161               633
                         2002                          97               202
                         2003                          34               111
                         Thereafter                    --               175
                                                ---------          --------
                                             $        458     $       2,180
                                                 ========          ========

5.   ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consists of the following as of December 31, 1999 (in thousands):

                                                                December 31,
                                                                    1999

Trade accounts payable                                        $        2,227
Payables to investors                                                    883
Contribution payable to New Africa Opportunity Fund                      531
Accrued commissions payable                                              725
Accrued legal and accounting fees                                        189
Accrued interest payable                                                 123
Commitment Fees                                                          183
Accrued Income Taxes                                                      70
Accrued Other Taxes                                                       40
Accrued Earn out Fees - Tomahawk Acquisition                             217
Accrued Other Expenses                                                   256
                                                                -------------

                                                              $        5,444
                                                                =============

6.   NON-RECOURSE AND RECOURSE DEBT

     Non-recourse indebtedness consists of notes payable to banks and financial institutions arising from assignments of the Company's rights, (most notably the right to receive rental payments) as lessor, at interest rates ranging from 8.25% to 11.58%. Amounts due under nonrecourse notes are obligations of the Company, which are secured only by the leased equipment, and assignments of lease receivables, with no recourse to any other assets of the Company. The Company is at risk, however, for the amount of residual value booked on equipment for its own portfolio in the event of a lessee default.

     Aggregate future maturities of non-recourse debt as of December 31, 1999 are as follows (in thousands):

                Years ending December 31:

                          2000                   $    88
                          2001                        91
                          2002                        13
                                                  ------

                                                 $   192
                                                  ======

     Recourse debt consists of the following as of December 31, 1999 (in thousands):

     Promissory note payable to the Company's majority
     stockholder, bearing interest at the prime rate (8.50%
     at December 31, 1999) plus 2%, principal and accrued
     interest payable December 31, 2002, secured by
     substantially all of the assets of the Company.              $          586

     Subordinated promissory note payable to a former
     stockholder of the Company, bearing interest at the
     prime rate (8.5% at December 31, 1999) plus 1%,
     principal and accrued interest payable on demand.                       200

     Promissory note payable to a financial institution,
     bearing interest at 10%, monthly payments of $64,400
     January 2000 through April 2000, $55,500 May 2000
     through July 2000, and a balloon payment of $1,842,000
     due August 2000, secured by the equipment and lease
     contracts associated with the note payable.                           2,123

     Promissory note payable to a financial institution,
     bearing interest at the average of the one (1) and two
     (2) month London Interbank Offered Rates (5.99% at
     December 31,1999) plus interest through July 2000,
     secured by the equipment and lease contracts with the
     note payable.                                                         1,206

     Promissory note payable to an insurance institution,
     bearing interest at 8%, principal and accrued interest
     payable if the note amount exceeds the cash value of
     the associated life insurance policy, secured by an
     adjustable whole life policy insuring certain officers
     of the Company.                                                         291

     Promissory note payable to a financial institution,
     bearing interest at the prime rate (8.50 % at December
     31, 1999) plus 2%, principal and accrued interest
     payable January 31, 2000, secured by guarantee of
     Vestex Capital Corporation and Brian M. Adley.                          900

     Equipment line of credit with one leasing company,
     monthly payments of $502 expiring November 2002                          14
                                                                  --------------
                                                                           5,320

         Less - current portion                                            4,725
                                                                  --------------

                                                                  $          595
                                                                  ==============


Aggregate future maturities of recourse debt as of December 31, 1999 are as follows (in thousands):

         Years ending December 31:

                     2000                  $ 4,725
                     2001                        6
                     2002                      589
                                            ------

                                           $ 5,320

     REVOLVING LINES OF CREDIT. During 1994, and prior to its acquisition by the Company, Tomahawk entered into a revolving line of credit agreement with a financial institution whereby Tomahawk can borrow up to $7,500,000 to floor plan used transportation equipment inventory. The maximum amount outstanding during 1999 was $7,500,000. In addition, during 1998, Tomahawk entered into a financing agreement with the same institution to floor plan additional used transportation equipment inventory in the approximate amount of $4,500,000. Interest is accrued monthly at the financial institution's prime plus 1.75 percent, depending on the floor planned inventory amounts. The effective rate of interest at December 31, 1999 was 10.25 percent. The aggregate principal balance outstanding on the revolving line of credit and the financing agreement as of December 31, 1999 was approximately $8,543,000. The Company, in connection with the Tomahawk acquisition, assumed the obligation pursuant to this revolving line of credit and financing agreement. The revolving line of credit and financing agreement are both personally guaranteed by the selling stockholders of Tomahawk.

7.   NOTES PAYABLE

     Notes payable consists of the following as of December 31, 1999 (in thousands):

                                                                   December 31,
                                                                       1999
                                                                  --------------

     Revolving Bridge loan payable to a financial
     institution providing for maximum borrowings up to
     $400,000 for working capital purposes, interest payable
     monthly at the rate of 10.5% per annum, principal
     balance due on March 27, 2000.                               $          380

     Various notes payable to a financial institution,
     payable in monthly installments of $2,753 including
     interest at rates of 9 and 10 percent per annum, due
     from September 2001 to May 2003, secured by automobiles
     and equipment.                                                           69

     Notes Payable to Shareholders                                           250
                                                                  --------------
                                                                             699
         Less - current portion                                              650
                                                                  --------------

                                                                  $           49
                                                                  ==============


Aggregate annual maturities of notes payable as of December 31, 1999 are as follows (in thousands):

         Years ending December 31:

                       2000                     $       650
                       2001                              27
                       2002                              16
                       2003                               6
                                                 ----------

                                                $       699
                                                 ==========

8.   INCOME TAXES

     The provision (benefit) for income taxes consists of the following (in thousands):

                      1999            1998
                     -----          -----
Current:
     Federal         $ 355          $ 493
     State              73             31
                     -----          -----
                       428            524

Deferred:
     Federal          (566)          (493)
     State            (106)           (31)
                     -----          -----
                      (672)          (524)
                     -----          -----

                     $(244)         $  --
                     =====          =====

A reconciliation of the rate used for the provision (benefit) for income taxes is as follows:

                                                              1999                 1998
                                                              ------               ----
    Tax benefit at statutory rate                               34.0 %               34.0 %
    Net operating loss carry forward benefit for which
         utilization is reasonably assured                     (62.0)%              (34.0)%
                                                            --------             --------
                                                               (28.0)%                 --
                                                            ========             ========

     The Company files consolidated federal income tax returns with all of its subsidiaries. As of December 31, 1999, the Company has net operating loss carry forwards of approximately $21,000,000 of which only $6,741,000 is available for federal tax purposes, which expire in the years 2001 through 2012. In addition, at December 31, 1999, the Company has investment tax credit carry forwards for federal income tax purposes available to offset future taxes of approximately $1,725,000 expiring in the years 2000 through 2002. For federal tax purposes, utilization of net operating losses and tax credit carry forwards will be limited in future years as a result of a greater than 50% change in ownership which occurred in July 1995.

     Deferred income taxes reflect the net tax effects of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and (b) operating loss and tax credit carry forwards.

     The tax effects of significant items comprising the Company's net deferred tax assets and liability as of December 31, 1999 and 1998 are as follows (in thousands):

                                                               December 31,
                                                             1999       1998
                                                          --------    --------

Deferred tax liabilities:
     Differences between book and tax basis of property   $    165    $    189
                                                          --------    --------

Deferred tax assets:
     Reserves not currently deductible                         438         550
     Net operating loss carry forwards                       3,109       8,708
     Tax credit carry forwards                               1,860       1,990
     Other                                                     280           0
                                                          --------    --------
             Total deferred tax assets                       5,687      11,248
                                                          --------    --------
                                                             5,522      11,059

Valuation allowance                                         (5,186)    (11,059)
                                                          --------    --------

Net deferred tax asset                                    $    336    $     --
                                                          ========    ========


     All deferred tax liabilities and deferred tax assets (except tax credit carry forwards) are tax effected at the enacted rates for state and federal taxes. The valuation allowance relates primarily to net operating loss carry forwards and tax credit carry forwards that may not be realized. The valuation allowance decreased by $5,873,000 in 1999. For the year ended December 31, 1998 the valuation allowance decreased by $940,000.

     The deferred tax asset is available to offset taxable income in excess of book income generated from the lease portfolio and residual values, which are the principal components of the total deferred tax liabilities of $165,000 as of December 31, 1999. The net deferred tax asset in the amount of $336,000 is reported as a current asset by the Company. The deferred tax asset, net of the deferred tax liability, has been fully reserved as of December 31, 1998.

9.   STOCKHOLDERS' EQUITY

     The Preferred Stock issued by the Company carries certain preferences and rights as discussed below. Each share of Preferred Stock is entitled to the number of votes equal to the number of whole shares of Common Stock into which the share of the Preferred Stock held are then convertible. The holders of the Preferred Stock shall be entitled to receive cash dividends only to the extent and in the same amounts as dividends are declared and paid with respect to Common Stock as if the Preferred Stock has been converted to Common Stock in accordance with the provisions related to conversion. Preferences specific to each series are as follows:

     Series AA - convertible into one share of Common Stock for each share of Preferred Stock and has a liquidation preference of $.50 per share. The Series AA preferred shares were converted into the Common Stock Equivalent during 1999.

     Series B - convertible into ten shares of Common Stock for each share of Preferred Stock and has a liquidation preference of $2.00 per converted preferred share or $20.00 per non-converted share.

     In exchange for cash, amounts due VCC from the Company, reimbursement of certain expenses, and forgiveness of debt, VCC exercised $2,000,000 for warrants to purchase common stock.

10.  STOCK OPTION PLANS AND STOCK PURCHASE PLAN.

     The Company has three stock option plans: a 1994 Stock Option Plan, a 1994 Directors' Stock Option Plan and a 1997 Stock Option Plan.

     The Company's stock option plans provide for incentive and nonqualified stock options to purchase up to an aggregate of 7,207,000 shares of the Company's Common Stock which may be granted to key contributors of the Company, including officers, directors, employees and consultants. The options are generally granted at the fair market value of the Company's Common Stock at the date of the grant, vest over a five-year period, are exercisable upon vesting and expire five years from the date vested.

     Information with respect to the stock option plans is as follows:

                                                                                 Weighted
                                            1994           1994         1997      Average
                                           Stock        Directors      Stock     Exercise
                                        Option Plan    Option Plan  Option Plan    Price
                                       ------------- -------------- -----------  ---------

Stock Option Plans and Stock              870,994       717,000     2,245,000    $   .49
Purchase  Plan Outstanding, December
31, 1997

Options granted                           355,991            --     3,465,176        .52
Options exercised                        (384,583)      (40,000)     (467,000)       .33
Options canceled and expired             (139,770)           --      (952,500)       .52
                                       ----------    ----------    ----------    -------

Outstanding, December 31, 1998            702,632       677,000     4,290,676    $   .54

Options granted                                --            --       983,500        .91
Options exercised                         (54,985)           --      (494,676)       .16
Options canceled and expired             (240,000)           --      (940,000)       .54
                                       ----------    ----------    ----------    -------

Outstanding, December 31, 1999            407,647       677,000     3,839,500    $   .64
                                       ==========    ==========    ==========    =======

Additional information regarding options outstanding as of December 31, 1999 is as follows: Options Outstanding

                                              Weighted
                                               Average
    Exercise              Number             Contractual          Exercisable            Date of
     Price               of Shares              Life                Options             Expiration
-----------------     ----------------     ----------------     -----------------    -----------------
           $0.01                  147                 3.00                   147                 2002
           $0.05              137,500                 2.08               137,500                 2002
           $0.06              137,500                 1.92               137,500                 2001
           $0.10              206,000                 4.45               206,000           2003--2005
           $0.13               16,345                 1.50                16,345                 2001
           $0.19               16,155                 2.50                16,155                 2002
           $0.20              625,000                 4.28               625,000           2002--2005
           $0.25              452,000                 2.96               452,000           2000--2006
           $0.35               60,000                 5.83                60,000                 2005
           $0.40              110,000                 5.50               110,000           2005--2006
           $0.50              783,333                 5.42               783,333           2004--2007
           $0.55               70,700                 5.00                70,700                 2005
           $0.75              790,333                 6.35                - - -            2005--2008
           $0.80               70,700                 6.00                - - -                  2006
           $0.82                2,000                 5.25                - - -                  2005
           $0.92                2,000                 6.25                - - -                  2006
           $1.00              740,334                 7.40                - - -            2006--2009
           $1.02                2,000                 7.25                - - -                  2007
           $1.05               70,700                 7.00                - - -                  2007
           $1.12                2,000                 8.25                - - -                  2008
           $1.22                2,000                 9.25                - - -                  2009
           $1.25              117,000                 8.38                - - -            2007--2008
           $1.30               70,700                 8.00                - - -                  2008
           $1.50              197,000                 7.83                - - -            2007--2009
           $1.55               70,700                 9.00                - - -                  2009
           $1.75               22,000                 9.00                - - -                  2009
           $2.00              150,000                 8.50                - - -                  2008
                            ---------                                  ---------
                            4,924,147                                  2,614,680
                            =========                                  =========

     PRO FORMA INFORMATION. The Company has elected to follow APB Opinion No. 25; "Accounting for Stock Issued to Employees," in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation," requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, because the exercise price of the Company's employee stock options equal or exceeds the market price of the underlying stock on the date of the grant, no compensation expense is recognized in the Company's financial statements. SFAS No. 123 requires the disclosure of pro forma net income (loss) and earnings per share as if the Company had adopted the fair value method as of the beginning of fiscal 1995. Under SFAS 123, the fair value of stock options to employees is calculated through tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly differs from the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 48-60 months following vesting; stock volatility 200% in 1999 and 1998; risk free interest rates, ranging from 4.45% to 8% and no dividends during the expected term. The forfeitures of the options are recognized as they occur. If the computed fair values of the 1997 and 1998 awards had been expensed over the vesting period of the awards, the pro forma net income in 1999 would have been $974,000 or $.02 per share and the pro forma net income in 1998 would have been $414,000 or $0.01 per share.

     EMPLOYEE STOCK PURCHASE PLAN

     The Company's 1994 Employee Stock Purchase Plan authorizes the offering to employees of up to 250,000 shares of Common Stock in six semiannual offerings at a price of 85% of the Common Stock's bid price and in an amount determined by a formula based on each employee's estimated annual compensation. The Company's stockholders authorized this plan in January 1995. No shares of Common Stock have been offered pursuant to the plan to date.

     The Company has reserved 250,000 shares of Common Stock for all amounts that may be offered to employees under this plan.

     STOCK WARRANTS

     During 1998, the Company's majority shareholder (Vestex Capital Corporation) allocated 3,300,000 shares of the Company's common stock that VCC owns to employees of the Company under various stock purchase warrant agreements. The majority shareholder allocated these warrants as an incentive to hire and to retain management. No warrants were exercised during 1999.

     Additional information regarding options outstanding as of December 31, 1999 is as follows:

         WARRANTS OUTSTANDING

                                                                                         Warrants Exercisable
                                                                 Weight Avg             Number         Weight-Avg
  Range of Exercise     Number Outstanding     Weight-Avg       Exercisable         Exercisable At     Exercisable
        Prices              at 12/13/99      Remaining Life        Price               12/31/99           Price

         0.10                 550,000             6.36              0.10               550,000            0.10
         0.25                 650,000             7.46              0.25               650,000            0.25
         0.50                 800,000             8.50              0.50               800,000            0.50
         0.75                 200,000             9.00              0.75                - - -             - - -
         1.00                 180,000             6.00              1.00                - - -             - - -
         1.10                 180,000             7.00              1.10                - - -             - - -
         1.25                 380,000             9.05              1.25                - - -             - - -
         1.50                 180,000             9.00              1.50                - - -             - - -
         2.00                 180,000             10.00             2.00                - - -             - - -
                              -------             -----             ----                -----             -----
                             3,300,000            7.92             0.682              2,000,000           0.31

     PRO FORMA INFORMATION As noted above The Company has elected to follow APB Opinion No. 25, Accounting Interpretation 1, "Stock Plans Established by a Principal Stock Holder", in accounting for the Warrants because, as discussed below, the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation", requires the use of option valuation models that were not developed for use in valuing these warrants. These warrants have been properly recorded within APB 25 and have resulted in approximately $42,000 and $939 compensation expense to the Company during 1999 and 1998, respectively. SFAS No. 123 requires the disclosure of pro forma net income
(loss) and earnings per share as if the Company had adopted the fair value method as of the beginning of fiscal 1995. Under SFAS 123, the fair value of stock options to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradeable, fully transferable options without vesting restrictions, which significantly differ from the stock warrants. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly differs from the calculated values.

     The Company's calculations were made using the Black-Scholes option pricing model using the same assumptions utilized for the stock option plans discussed above. The forfeitures of the warrants are recognized as they occur. If the computed fair values of the warrants had been expensed over the vesting period of the awards, the pro forma net income in 1999 would have been $708,000 or .01 per share and the pro forma net loss in 1998 would have been $128,000.

11.  MAJOR CUSTOMERS

     The Company leases equipment to lessees in diverse industries throughout the United States. Although the Company's direct solicitation efforts involving leases of new equipment have shifted from Fortune 100 companies to include smaller business entities, most of the Company's lessees of new equipment are still of substantial creditworthiness, with minimum net worth in excess of $25 million. Some of the Company's customers include, but are not limited to, Raytheon, Pepsico, Dow Chemical, Whirlpool, Alliant Food Service, Walmart, Texaco, Coca-Cola, Johnson & Johnson, and others.

     During 1999, the Company continued its lease originating activities, including brokering of new lease transactions. The Company also transacted several significant buyouts of portfolios held by certain trust investors. During 1999, 67% (based on original equipment cost) of the new lease transactions originated by the Company were with one large lessee. During 1998, 31% (based on original equipment cost) of the new lease transactions originated by the Company were with the one largest lessee (Wal-Mart). In addition, approximately 40% and 31% (based on original equipment cost) of equipment sold to investors in 1998 were purchased by the two largest investors.

12.  EMPLOYEE BENEFIT PLAN

     The Company sponsors a 401(k) retirement plan (the "Plan") for the benefit of its employees. The Plan enables employees to contribute up to 15% of their annual compensation. The Company's contributions to the Plan, up to a maximum of $500 per participating employee, amounted to $0 and $11,000 in 1999 and 1998, respectively. The decrease in contributions is due to forfeitures earned by the Company from non-vested employees.

13.  OTHER INVESTMENTS

     Other investment includes a $1 million equity investment in the New Africa Opportunity Fund, LP ("NAOF"). NAOF is a $120 million investment fund with the backing of the Overseas Private Investment Corporation ("OPIC") created to make direct investments in emerging companies throughout sub-Saharan Africa. Capital contributions are payable within 10 business days of a capital call pursuant to the terms of the partnership agreement. As of December 31, 1999, the Company funded $469,000 of a $1 million commitment for its 2.5% interest in NAOF and the remaining obligation of $531,000 is included in accounts payable and accrued expenses.

     INVESTMENT IN AFINTA MOTOR CORPORATION AND DISTRIBUTION RIGHTS: - In October 1999, the Company, through an affiliate, closed on the acquisition of a 15.1% equity interest in Afinta Motor Corporation (Pty) Ltd. ("AMC"). AMC is a South African manufacturer/assembler of trucks, buses, automobiles, sport utility vehicles, and other products. This transaction and the related transaction surrounding certain distribution rights were acquired via a combination of cash, the conversion of a note receivable including accrued interest from cash previously advanced, and the issuance of 250,000 shares of a newly created class of Series B Convertible Preferred Stock (the "Series B Preferred Stock") at $5.20 per share less expenses.

     In October 1999, the Company, through an affiliate, finalized several agreements that were made effective retroactive to June 30, 1999, with Afinta Motor Corporation (Pty) Ltd. ("AMC"). One such affiliate acquired the exclusive worldwide distribution rights for products manufactured/assembled by AMC, excluding Africa, England, Scotland and Wales. AMC is a manufacturer/assembler of trucks, buses, and other products. These distribution rights to the AMC product range include, but are not limited to trucks, tractor-trailers, buses, automobiles, sport utility vehicles, motorcycles, and other products supplied by AMC. The Company issued 100,000 shares of Series B Preferred Stock in the transaction at $5.20 per share less expenses.

     The Company has these distribution rights for the next 99 years, whereby they expire during 2098. The Company will amortize these rights over a five (5) year period beginning October 1999. It is the Company's desire to utilize these rights to earn additional revenue via commissions and the potential sale and/or lease of AMC products within the defined territory.

     Additionally, Vestex Capital Corporation, the largest shareholder of the Company, is to receive up to $4,000,000 plus expenses, not to exceed $250,000, payable over the next six years for services rendered in finding, negotiating and arranging financing on the transaction as well as ongoing consulting and development of long-term growth strategies including development of a worldwide marketing plan and introduction to capital funding resources. The final fee is based principally upon the financial impact that these long term investments add to the Company's operating results. Approximately $1,048,000 was paid in fees and expenses during 1999.

     The Series B Preferred Stock has a $20.00 per share liquidation preference and converts into common stock at a 1 for 10 basis, which will increase the shares used in computing diluted net income per share in future periods. Also, in conjunction with these investments, NAOF, a $120 million OPIC backed investment fund of which the Company has a 2.5% investment in, also extended its investment/commitment in AMC to $10,000,000. In addition to the Company, several of the other investors are Sun America, Inc., Citicorp, Northwestern Mutual Life and others.

         A summary of other investments at December 31, 1999 consists of the following (in thousands):

                                        AGGREGATE            GROSS UNREALIZED HOLDING          AMORTIZED
                                       FAIR VALUE                 GAINS/(LOSSES)                 COST

Securities available for sale              $3,734                         $49                   $3,685

New Africa Opportunity

Fund                                        1,000                      - - -                     1,000

Trading Securities                             24                                                   24
                                        ---------                                            ---------
                                        $   4,758                   $      49                $   4,709
                                        =========                   =========                =========

14.  MAJOR ACQUISITION

     Chancellor Asset Management Inc. ("CAM"), a wholly owned subsidiary of the Company, entered into a Management Agreement dated August 1, 1998, as amended August 17, 1998, with M.R.B. Inc., a Georgia corporation d/b/a Tomahawk Truck Sales; Tomahawk Truck & Trailer Sales, Inc., a Florida corporation; Tomahawk Truck & Trailer Sales of Virginia, Inc., a Virginia corporation; and Tomahawk Truck & Trailer Sales of Missouri, Inc., a Missouri corporation (collectively "Tomahawk"). The Management Agreement provided CAM with effective control of Tomahawk's operations as of August 1, 1998. Subsequently, CAM acquired all of the outstanding capital stock of Tomahawk from the two (2) sole shareholders (the "Selling Shareholders") pursuant to a Stock Purchase Agreement (the "Agreement") dated January 29, 1999.

     The acquisition of MRB, Inc. was accounted for under the purchase method of accounting. The purchase price paid by CAM consisted of 4,500,000 shares of Common Stock. The excess purchase price of $3,142,000 as of December 31, 1999 consisted of said shares valued at $.65 cents per share, less net worth, plus earn out payments paid or accrued during 1999 which has been allocated between a covenant not to compete, customer database files, and goodwill which is being amortized over a period of five to fifteen years. Results of operations of Tomahawk after the acquisition date are included in the consolidated statement of operations for 1999.

     Additionally, Vestex Capital Corporation, the largest shareholder of the Company, is to receive up to $3,250,000 plus expenses, not to exceed $50,000, payable over the next six years for services rendered in finding, negotiating and arranging financing on the transaction as well as ongoing management and development of long-term growth strategies including initiation of possible acquisition and/or merger candidates. The final fee is based principally upon the financial impact and profitability that Tomahawk adds to the Company's operating results. Approximately $1,019,000 and $300,000 was paid in fees and expenses and charged to operations during 1999 and 1998 respectively.

     The following pro forma information has been prepared assuming that this acquisition had taken place at the beginning of the respective periods. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been effected on the assumed dates.

BALANCE SHEET                                                  DECEMBER 31, 1998
                                                               -----------------
ASSETS                                                              $     22,305
                                                                    ============

LIABILITIES                                                               17,018

STOCKHOLDERS' EQUITY:
   Preferred stock, Series AA                                                 50
   Common stock                                                              430
   APIC                                                                   32,823
   Retained earnings (deficit)                                           (28,016)
                                                                    ------------
                                                                           5,287

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                         $      22,305
                                                                   ============

YEAR ENDED DECEMBER 31,                               1999                 1998
-----------------------                               ----                 ----
in thousands, except per share amounts
Net revenues                                    $   65,572         $      49,782
Net income                                      $    1,133         $         519
Net income per common share                     $     0.02         $        0.02

15.  RELATED PARTY ACTIVITIES

     The Company is provided management and consulting services by VMI, Corporation ("VMI") an affiliate of the Company's majority stockholder, pursuant to a consulting agreement approved by the shareholders at the 1995 Annual Meeting of the Stockholders, as amended in July 1998. VMI provides specified services including, but not limited to, general business consulting, the development and implementation of the Company's 1997 transition and turnaround strategies, development of domestic and international business opportunities and growth strategies, identification and development of strategic alliances, and support of merger and acquisition activity. VMI was paid approximately $1.1 million in 1999 for consulting fees charged to Company operations including reimbursement for expenses paid on behalf of the Company in the approximate amount of $170,000. During 1998, the Company's majority shareholder and its affiliates provided various services for which the Company incurred total fees and related expenses of $1,996,000; fees to affiliates charged to operations totaled $996,000 and fees of $1,000,000 associated with obtaining the future recovery of trust administration expenses were capitalized to be amortized over a two-year period.

     VCC provided key employees warrants to purchase Chancellor common stock, beneficially owned by VCC and valued at approximately $1,752,300 as of December 31, 1999. During 1998, VCC's activities provided sources of funding to the Company of approximately $6,500,000, and $300,000 for fees for services and reimbursable expenses, respectively, and converted into debt and equity instruments of the Company. In 1998, this included the purchase of 1,946,146 shares of the Company's common stock at a price of $.69 per share. Additionally, VCC infused directly over $2,385,000 into the Company, and paid over $670,000 of expenses on behalf of the Company during 1998. During 1999, VCC also guaranteed debt on behalf of the Company, in which the Company was able to utilize for the benefit of over $3,000,000 during the year. As of December 31, 1999 and December 31, 1998, VCC guaranteed this debt line of up to $1,000,000 and $500,000 respectively. In addition to the above, subsequent to year end, VCC placed $1,000,000 in cash and/or marketable securities with another financial institution, whereby that financial institution loaned the Company $1,500,000 secured against the cash and/or cash equivalents and the guarantee by VCC. In addition to the above, VCC infused approximately $3,250,000 directly into the Company, consisting of cash and conversion of debt into equity during 1999. Also, subsequent to year end, VCC loaned the Company an additional $350,000 in cash. As a result, in part, of VMI and VCC's activities and services provided, the Company's net worth increased to approximately $9,500,000 at December 31, 1999, from $2,362,000 at December 31, 1998 from $227,000 as of December 31, 1997 and from a negative net worth of approximately $9,446,000 as of December 31, 1996, as adjusted for stock issuance, direct equity infusions, contributions of related parties, and the results of discussion regarding the initial Vestex recapitalization of the Company during 1995. During 1999, VCC received from the Company in the form of fees, repayment of loans, and for expenses paid on behalf of the Company approximately $2,765,000. During 1998, the Company issued various equity securities in exchange for cash, debt and fees payable to the majority shareholder. In 1998, the Company issued 1,946,196 shares of common stock at a price of $0.69 per share in payment of $1,343,000 of debt and fees payable.

     Loans and Fees payable to affiliates at December 31, 1999 and 1998 totaled $588,000 and $42,000 respectively. Interest expense to the majority shareholder for 1999 and 1998 was $16,400 and $16,000, respectively.

     In prior years, the Company had entered into two lease transactions with Kent International ("Kent"); a company owned 50 percent by a director of the Company. Total original equipment cost for these transactions amount to approximately $144,000. During 1997, the Company loaned Kent $128,500. The loan, bearing interest at 15 percent per annum, was to be repaid in equal monthly installments of $5,296 and matured December 1999. As of December 31, 1998, Kent was in default of the loan. The aforementioned leases and loan were re-written in May 1999. The terms of the new lease provide for monthly lease payments of $7,443 through May 2003. As of December 31, 1999, the outstanding payments due on the lease are approximately $20,000.

     During 1999, a former director of the Company, and officer of the Company's subsidiary Long River Capital purchased back from the Company 100% of the stock of Long River Capital. The repurchase included a note payable to the Company of $40,000 and other consideration valued at less than $100,000.

     During 1999, lease payments in the amount of $102,000 were paid to the former shareholders of Tomahawk. The lease requires the Company to pay all maintenance, insurance and taxes on the property.

     In connection with the purchase of Tomahawk, the Company loaned the two selling shareholders $150,000 each. The loans are repayable January 29, 2004 and bear no interest. Interest is imputed at 9.75% in these financial statements.

16.  COMMITMENTS AND CONTINGENCIES

     The Company rents its corporate offices under a five-year non-cancelable lease. The Company leases an additional regional marketing office on the East Coast. The future minimum rental commitments are as follows (in thousands):

         Years ending December 31:

                  2000                         $       240
                  2001                                 240
                  2002                                 171
                  2003                                 102
                  2004 and thereafter                  600
                                                    ------

                                               $     1,353

     Rental expense, net of abatements, for the years ended December 31, 1999 and 1998, amounted to approximately $614,000 and $222,000 respectively.

     During a prior year, the Company undertook a review of its trust portfolio, including consultation with legal counsel, an International "Big 5" Independent public accounting firm, and industry consultants and determined that it had not been recovering costs associated with administering the trusts. Management's initial review determined that approximately $22,000,000 of costs for periods prior to 1997 had not been recovered from the trusts. The Company has recorded approximately $972,000 and $1,498,000 of cost recoveries in the years ended December 31, 1999 and 1998, respectively. For periods prior to 1998, $2,862,000 was recovered. Thus, to date, the Company has recovered in excess of $5,300,000. Management makes no representations concerning the Company's ability to recover any further costs for periods prior to 1997. Further recoveries for periods prior to 1997 and thereafter are contingent upon the current status of the specific trusts and the Company's level of recovery efforts.

     During 1999, the Company paid a deposit to the former Tomahawk shareholders and have entered into an agreement to purchase the Conley, Georgia, retail location. Final details are being confirmed and/or reviewed by legal counsel, however, the purchase price is believed to be less than the $950,000 previously agreed to in the stock purchase agreement.

17.  LEGAL PROCEEDINGS

     In the normal course of its business, the Company is from time to time subject to litigation. Management does not expect that the outcome of any of these actions, or the actions as noted above, will have a material adverse impact on the Company, its business or its consolidated financial position or results of operations.

     During 1999, the Company entered into a settlement agreement regarding trust recovery fees. The estimated liability of this agreement totals $300,000, of which approximately $250,000 is deposited in escrow with the attorney. The balance is included in accounts payable in these financial statements.

18.  SUBSEQUENT EVENTS

     Subsequent to year-end, the Company closed on an operating line of credit with a financial institution in the amount of $1,500,000. The loan is secured by marketable securities placed in a brokerage account at the institution by the Company's major shareholder.

19.  OPERATING SEGMENTS

The Company operates in two primary business segments: sales of transportation equipment and leasing activity, as follows (in thousands):

                                                Years Ended December 31,
                                                     1999      1998
                                                   -------   -------
                                                           (restated)

SALES OF TRANSPORTATION EQUIPMENT:

   Revenues                                        $51,787   $ 6,165
                                                   -------   -------
   Cost and expenses:
     Cost of transportation equipment               43,802     5,647
     Selling, general and administrative             6,529       278
     Depreciation and Amortization                     396        --
     Interest Expense                                  512        --
                                                   -------   -------
                                                    51,239     5,925
                                                   -------   -------

   Income from sales of transportation equipment   $   548   $   240
                                                   =======   =======
Identifiable Assets                                $14,563   $    36
                                                   =======   =======


LEASING ACTIVITY

   Revenues:
     Leasing activity                              $10,080   $ 4,228
     Interest income                                   267       195
     Other income                                      138       120
                                                   -------   -------
                                                    10,485     4,543
                                                   -------   -------

   Costs and expenses:
     Selling, general and administrative             8,688     3,671
     Interest expense                                  290       111
     Depreciation and amortization                   1,225       477
                                                   -------   -------
                                                    10,203     4,259
                                                   -------   -------

   Income from leasing activity                    $   282   $   284
                                                   =======   =======

Identifiable assets                                $16,985   $ 3,648
                                                   =======   =======

Additionally, the Company recognized interest income from international sources, primarily from South Africa and Russia in the amount of $216,000 in 1999 and $108,000 in 1998.

     Signatures

In accordance with Section 13 or 15(d) of the Securities ExchangeAct of 1934, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                        CHANCELLOR CORPORATION
Dated: August 17, 2000


                                        By: /s/ Brian M. Adley
                                           -------------------------------------
                                        Brian M. Adley
                                        Chairman of the Board and Director


In accordance with the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


Dated: August 17, 2000                  By: /s/ Brian M. Adley
                                           -------------------------------------
                                        Brian M. Adley
                                        Chairman of the Board and Director
                                        (Principle Executive Officer)


Dated: August 17, 2000                  By: /s/ Franklyn E. Churchill
                                           -------------------------------------
                                        Franklyn E. Churchill
                                        President, Chief Operating Officer


Dated: August 17, 2000                  By: /s/ Barry W. Simpson
                                           -------------------------------------
                                        Barry W. Simpson
                                        Chief Financial Officer
                                        (Principal Accounting Officer)